EXHIBIT 5.1

January 26, 2018

Securities Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
As Senior Vice President and General Counsel for Xilinx, Inc., a Delaware corporation (the “Company”), I am rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 2,000,000 shares of the Company’s Common Stock, $0.01 par value per share, which may be issued pursuant to purchase rights granted under the Amended and Restated 1990 Employee Qualified Stock Purchase Plan (the “1990 Plan”), and up to 1,9000,000 shares of Common Stock, $0.01 par value per share, which may be issued pursuant to awards granted under the 2007 Equity Incentive Plan, (together with the 1990 Plan, the “Plans”).

Having examined all instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed, I am of the opinion that the shares of Common Stock which may be issued under the Plans are duly authorized and, when issued against receipt of the consideration therefore in accordance with the provisions of the Plans and the appropriate agreements thereunder, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of my name wherever it appears in said Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion is provided solely for use in connection with the issuance of the shares pursuant to the Plans in accordance with the Registration Statement and is not to be relied on for any other purpose.

Sincerely,

/s/ Scott Hover-Smoot
Scott Hover-Smoot
Xilinx, Inc.
Senior Vice President and General Counsel